Exhibit 5.1

OFFICES		MAILING ADDRESS
2500 Wachovia Capitol Center		P.O. Box 2611
Raleigh, North Carolina 27601		Raleigh, North Carolina
	November 13, 2008	27602-2611

TELEPHONE: (919) 821-1220
FACSIMILE: (919) 821-6800

President, Chief Executive Officer and Chairman

Xerium Technologies, Inc.

14101 Capital Boulevard

Youngsville, North Carolina 27596

Re:	Xerium Technologies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Xerium Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of an additional 5,000,000 shares (the “Additional Shares”) of the Company’s Common Stock, $0.01 par value per share, that are reserved for issuance under the Company’s 2005 Equity Incentive Plan (the “Plan”) pursuant to Amendment No. 1 to the Plan, which was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on August 6, 2008 (the “Annual Meeting”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, the minutes of the meetings of the Board of Directors of the Company relating to the approval of Amendment No. 1 to the Plan, the Company’s 2008 Proxy Statement regarding the proposal of Amendment No. 1 for shareholder approval, the Certificate of the Inspector of Elections from the Annual Meeting, and such other documents, records, and matters of law and fact as we, in our professional judgment, have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. We have also received and relied upon a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Additional Shares pursuant to the Plan.

Based on the foregoing and the further qualifications and limitations set forth below, it is our opinion that the Additional Shares have been duly authorized and, when issued and duly delivered against payment therefor in accordance with the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws), and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Additional Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our opinion expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.